EXHIBIT 3.1
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                          CERTIFICATE OF INCORPORATION

                                       OF

                   OPTION ONE MORTGAGE ACCEPTANCE CORPORATION



                  1.       The name of the corporation is

                           OPTION ONE MORTGAGE ACCEPTANCE CORPORATION

                  2. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

                  3. The nature of the business or purposes to be conducted or promoted by the corporation is limited to the following activities and none other:

                  A. To acquire, own, hold, transfer, assign, pledge and otherwise deal with the following (collectively, the "Mortgage Collateral"):

                           (i)(A) mortgage-backed certificates, mortgage participation certificates or mortgage pass-through certificates guaranteed and/or issued by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation (collectively, the "Agency Certificates"); (B) securities representing interests in Agency Certificates; or (C) mortgage pass-through certificates or mortgage-collateralized bonds issued by any other entity with respect to or secured by a pool of mortgage loans (collectively, "Certificates") which are either



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                                    owned by the Company or granted by a
                                    Borrower (as defined below) to secure
                                    payment of Mortgage Backed Notes (as defined below);

                           (ii) mortgage notes and related mortgages, or interests therein (including, but not limited to, participation certificates with respect to such mortgage notes or related mortgages) ("Pledged Mortgages"), which are either owned by the Company or granted by a Borrower to secure payment of a Mortgaged Backed Note;

                           (iii) mortgage backed notes evidencing loans made by the Company to commercial banks, saving and loan associations and savings banks, the deposits of which are insured by the FDIC, affiliates of FDIC insured institutions, and other entities which are not FDIC insured institutions but are engaged directly, or through the owners of such entities or their affiliates, in mortgage financing, origination or funding activities (e.g., mortgage bankers, home builders and state agencies), or to any other entity (collectively, the "Borrowers"), which loans (collectively, "Mortgage Backed Notes") are secured by Pledged Mortgages or Certificates; and

                           (iv) real property and any improvements thereon, including commercial, multifamily and residential properties;

                  B. To authorize, issue, sell and deliver bonds or other evidences of indebtedness ("Bonds") that are secured by a pledge or other assignment of Mortgage Collateral, manufactured housing conditional sales contracts,



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                           loan agreements, reserve funds, guaranteed investment
                           contracts, letters of credit, insurance contracts, surety bonds or any other credit enhancement device (collectively, "Collateral");

                  C. To serve as depositor of one or more trusts that may authorize, issue, sell and deliver Bonds, mortgage pass-through certificates or other certificates of interest that are secured by a pledge or other assignment of, or represents an interest in, Collateral; and

                  D. To do all such things as are reasonable or necessary to enable the Company to carry out any of the above, including without limitation entering into loan agreements, insurance agreements, servicing agreements, reimbursement agreements, issuing debt (subject to the provisions of this Article 3 and Article 9 hereof) and selling residual interests in Collateral or selling certificates of participation in any trust for which the Company serves as depositor.

                  The Company shall have the authority to engage in any other acts or activities and to exercise any power permitted to corporations under the General Corporation Law of the State of Delaware so long as the same are incidental to, or connected with, the foregoing or are necessary, suitable or convenient to accomplish the foregoing. The Company exists only for the purposes specified in this Article 3, and may not conduct any other business without the unanimous consent of its Board of Directors.

                  4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000), all of which shall be without par value.



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                  5.       A.       The corporation shall at all times have
                                    at least one director who shall not be a director, officer or employee of any direct or ultimate parent or affiliate of Option One Mortgage Corporation; provided, however, that such independent director may serve in similar capacities for other "special purpose corporations" formed by Option One Mortgage Corporation or its affiliates.

                           B. With respect to a vote for the filing of a bankruptcy petition or other such action as described in Section 6(ii) hereof, the independent director shall owe his fiduciary duty to the corporation itself, including the corporation's creditors.

                           C. No resignation or removal (as described in Article 15 below) of the independent director shall be effective until a successor independent director has been elected to replace such resigning independent director.

                  6. The affirmative unanimous vote of the holders of all of the corporation's outstanding common stock and the unanimous vote of the whole board of directors at any meeting of the board of directors shall be necessary (i) for the amendment of the Certificate of Incorporation of the corporation and for the amendment of the by-laws of the corporation; or (ii) before the corporation may take any action to institute proceedings to have itself adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or seek or consent to the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or



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composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or make any general assignment for the benefit of creditors, or take any corporate action in furtherance of any of the actions set forth above in this paragraph; or (iii) to take any corporate action in furtherance of any of the actions set forth above in this Article 6(ii).

                  7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing portion of this paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                  8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                  9. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law which otherwise so empowers the corporation, the corporation shall not perform any act in contravention of any of the following:



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                  A.       The corporation shall not (i) consolidate or merge
                           with or into any other entity or person or dissolve or liquidate in whole or in part or transfer its properties and assets substantially as an entirety to any entity or (ii) engage in any other action that bears on whether the separate legal identity of the corporation and Option One Mortgage Corporation will be respected, including, without limitation (a) holding itself out as being liable for the debts of any other party; (b) forming, or causing to be formed, any subsidiaries or (c) acting other than in its corporate name and through its duly authorized officers or agents;

                  B. The corporation shall not engage in any joint activity or transaction of any kind with or for the benefit of any Related Company (as defined below), including loans to or from any Related Company and any guarantee of the indebtedness of any Related Company, except for (i) entering into the agreements referenced in Article 3, (ii) purchasing management services and leasing office space or equipment, in each case only to the extent necessary for the conduct of the corporation's business, and (iii) payment of lawful dividends and capital distributions to its shareholder or shareholders;

                  C. The corporation shall not create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness, except as stated in Article 3, other than trade payables and expense accruals incurred in the ordinary course of business and which are incident to the business purpose of the corporation as stated in Article 3 above; and



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                  D.       The corporation shall not commingle its funds and
                           assets with those of any Related Company.

         "Related Company" means the shareholder or shareholders of this corporation or any entity other than this corporation now or hereafter controlled directly or indirectly by, or under direct or indirect common control with, the shareholders of this corporation.

                  10. The corporation (A) shall maintain its financial and accounting books and records separate from those of any other entity or person,
(B) shall pay from its assets all obligations and indebtedness of any kind incurred by it, and shall not pay from its assets any obligations or indebtedness of any other entity or person, and (C) shall observe all corporate formalities required by its Certificate of Incorporation, by-laws and the laws of the State of Delaware.

                  11. The name and mailing address of the sole incorporator is as follows:

                             ____________________________
                             Thacher Proffitt & Wood
                             Two World Trade Center, 39th floor
                             New York, New York 10048

                  12. The corporation is to have perpetual existence.

                  13. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. 14. Except as otherwise provided by statute, any action which might have been taken by a vote of the stockholders at a meeting thereof (including any action under Articles 6, 15 and 17 hereof) may be taken with the written consent of such of the holders of stock who



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would have been entitled to vote upon the action if a meeting were held as have not less than the minimum percentage of the total vote required for the proposed action by statute, this Certificate of Incorporation or the by-laws of the corporation, as may be applicable (but in the case of the election of a director or directors, not less than a majority of the stock of the corporation entitled to vote); provided that prompt notice shall be given to all stockholders of the taking of such corporate action without a meeting if less than unanimous written consent is obtained.

                  15. Any director may be removed from office either with or without cause at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of the stock of the corporation entitled to vote, given at a meeting of the stockholders called for that purpose (or as provided in Article 14 above).

                  16. Any action required or permitted to be taken at a meeting of the Board of Directors, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

                  17. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal by-laws made by the Board of Directors.

                  18. Subject to the limitations in Article 6 of this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights



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and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.



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                  THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the provisions of the Delaware General Corporation Law, does make this certificate, hereby declaring and further certifying that this is the undersigned's act and deed and that the facts herein stated are true, and, accordingly, have hereunto set the undersigned's hand this 7th day of October, 1996.

                                          /s/ Susan T. Tice
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                                          SUSAN T. TICE
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                                          Thacher Proffitt & Wood
                                          Two World Trade Center
                                          New York, New York  10048